Exhibit 21.1
SUBSIDIARIES OF MEDQUIST HOLDINGS INC.

1.	CBay Systems (India) Private Limited — a company organized under the laws of India

2.	CBay Holdings Limited — a company organized under the laws of Mauritius

3.	CBay Inc. — a Delaware corporation

4.	CBay Infotech Venture Private Limited — a company organized under the laws of India

5.	CBay Transcription Services Private Limited — a company organized under the laws of India

6.	MedQuist Inc. — a New Jersey corporation

7.	CBay Systems & Services Inc. — a Delaware corporation

8.	Mirrus Systems Inc. — a Delaware corporation

9.	Spheris India Private Limited — a company organized under the laws of India

10.	Suyash Software Private Limited — a company organized under the laws of India

11.	MultiModal Technologies, LLC — a Delaware limited liability company

12.	M*Modal NV — a company organized under the laws of Belgium
SUBSIDIARIES OF MEDQUIST INC.

13.	MedQuist CM LLC — a Delaware limited liability corporation

14.	MedQuist IP LLC — a Delaware limited liability corporation

15.	MedQuist Canada Company — a company organized under the laws of Nova Scotia

16.	MedQuist of Delaware, Inc. — a Delaware corporation

17.	MedQuist Transcriptions, Ltd. — a New Jersey corporation

18.	Speech Machines Limited — a company organized under the laws of the United Kingdom